Exhibit 99.1

FIRST ALBANY COMPANIES, TO BE RENAMED BROADPOINT, ANNOUNCES WADE NESMITH JOINS BOARD OF DIRECTORS

NEW YORK, NY, December 5, 2007 - First Albany Companies Inc. (NASDAQ: BPSG), to be renamed Broadpoint Securities Group, Inc., today announced that Wade Nesmith has been elected to the Company’s Board of Directors.  The Board determined that Mr. Nesmith is an independent director as defined in the listing standards of the NASDAQ Stock Market.  Mr. Nesmith was also appointed to serve as an independent member of the Board’s Audit Committee.

Mr. Nesmith was unanimously elected by the Board to fill the vacancy left by the resignation of Carl P. Carlucci, Ph.D., who announced his resignation from the Board in accordance with the terms of the previously announced $50 million equity investment in the Company by an affiliate of MatlinPatterson Global Opportunities Partners II, L.P.

Mr. Nesmith is a businessman and lawyer focused on board work and corporate governance matters.  He is associate counsel with Lang Michener LLP, a law firm, where his practice is restricted to advising boards of directors in relation to governance and restructuring issues.  He serves as the Lead Director of Silver Wheaton Corp. (NYSE/TSX), Chairman of Selwyn Resources Ltd. (TSX-V) and is a director of Polymer Group, Inc., Geovic Mining Corp., and Parran Capital Inc.  Mr. Nesmith received his law degree from Osgoode Hall Law School in 1977 and practiced with the Attorneys General's offices in Ontario and Alberta before joining the British Columbia Securities Commission in 1987.  He was Executive Director (formerly Superintendent of Brokers) of the Commission from 1989–1992 and prior to that served as the Commission Director of Enforcement.  He has been a director of a number of other public and private companies, and was one of the founding directors of Westport Innovations Inc. (TSX).

Lee Fensterstock, Chairman and Chief Executive Officer of the Company, stated, “We are very excited to have Wade join our board, bringing his extensive experience as a public company director as well as his significant regulatory expertise.  We look forward to his many contributions.”

About the Company
First Albany Companies Inc., to be renamed Broadpoint Securities Group, Inc., is an independent investment bank that serves the institutional market and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. The Company offers a diverse range of products through its Equities division, as well as through Broadpoint Descap, a division of Broadpoint Securities, Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division.

Forward-Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Contact
C. Brian Coad
Chief Financial Officer
First Albany Companies Inc.
212.273.7120